UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14A-101)

SCHEDULE 14A INFORMATION

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XAI Floating Rate & Alternative Income Trust

(Name of Registrant as Specified In Its Charter)

OCTAGON CREDIT INVESTORS, LLC

GRETCHEN LAM

LAUREN LAW

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Octagon Credit Investors, LLC ("Octagon"), together with the other participants named herein, has filed a definitive proxy statement on Schedule 14A and accompanying BLUE proxy card with the U.S. Securities and Exchange Commission in connection with the solicitation of proxies to vote AGAINST the approval of a new sub-advisory agreement at the special meeting of shareholders of the XAI Floating Rate & Alternative Income Trust (the "Fund"), scheduled to be held on July 30, 2026.

Item 1: On July 10, 2026, Octagon released an investor presentation, a copy of which is attached hereto as Exhibit 1.

Exhibit 1

INVESTOR PRESENTATION JULY 2026 XFLT’s Special Meeting of Shareholders XFLT Shareholders Should Vote AGAINST the King Street Sub - Advisory Agreement

Should shareholders entrust XFLT’s portfolio to an asset manager that has never managed a publicly traded closed - end fund? 2 What Is This Proxy Fight About? XFLT’s Board is asking shareholders to vote on a proposal to replace Octagon, the Fund’s longstanding and experienced sub - advise r, with Rockford Tower, a new entity run by King Street, a firm that has never sub - advised a publicly traded closed - end fund and is stru ggling with “lackluster performance, fleeing clients and an exodus of staff” 1 In our view, replacing Octagon with Rockford Tower is unjustified and ill - advised given that Octagon has: x Continuously served as XFLT’s sub - adviser since the Fund’s inception in 2017; x Actively managed loan portfolios, including CLOs, for almost three decades, successfully investing through multiple credit cy cle s; x Delivered outperformance on a total return and NAV return basis relative to the Fund’s peers; x Recently proposed an alternative arrangement where Octagon would serve as XFLT’s adviser in place of XAI and under which shar eho lders would benefit from lower advisory fees and higher distributions; and x Committed to closing the gap between NAV and the Fund’s stock price The question for XFLT shareholders is simple: 1. Source: Hema Parmar, Katherine Burton, Eliza Ronalds - Hannon and Jack Sidders, “King Street’s Poor Returns, Partner Exits Spur Fi rmwide Revamp,” Bloomberg , June 26, 2026.

3 Table of Contents 01 Executive Summary PAGE 4 02 Octagon Is an Experienced and Highly Qualified Sub-Adviser PAGE 8 03 Octagon Is a Judicious Steward of Shareholder Capital PAGE 12 04 We Believe the Board Has Failed to Present a Compelling Case for Replacing the Fund's Sub-Adviser PAGE 24 05 We Believe the Board Is Ill-Suited to Make This Consequential Decision PAGE 31 06 Conclusion PAGE 35 07 Appendices PAGE 39

01 Executive Summary

5 1. As of May 31, 2026. 2. On a 7-year and 10-year basis as of March 31, 2026, Octagon is among the top ten CLO managers based on combined new issue, reset, and refinancing US CLO volume by dollar amount (excluding middle market CLOs). Source: Pitchbook LCD (March 31, 2026). Octagon Credit Investors is a specialized credit investment manager Overview of Octagon Credit Investors ▪ Founded in 1994, Octagon Credit Investors ("Octagon") provides investors with differentiated access to the below investment-grade corporate credit market ▪ Octagon's team of experienced, disciplined investment professionals has successfully performed together through multiple credit cycles over the firm's 30+ year history ▪ Today, the firm manages $31.6 billion of assets1across a broad range of specialized credit strategies ▪ Octagon's investment expertise spans CLOs, broadly syndicated loans, high yield bonds, structured credit, multi-asset credit and direct lending strategies, with an active approach to portfolio management to support client objectives ▪ A CLO manager since 1999, Octagon was among the first investment managers in the asset class, and has historically ranked among the top-10 U.S. broadly syndicated loan CLO managers2 ▪ Octagon currently sub-advises two closed-end funds, both of which invest in CLOs: XAI Floating Rate & Alternative Income Trust ("XFLT") and XAI CLO & Income Opportunities Fund ("OCTIX") ▪ As part of the Generali Investments platform, Octagon benefits from significant institutional resources, operational infrastructure and the long-term support of a well-capitalized parent organization Key Leadership Gretchen Lam, CFA Chief Executive Officer ▪ 27 years of service at Octagon; appointed CEO in January 2024 ▪ Previously served as Senior Portfolio Manager for XFLT and for various CLOs, separate accounts and commingled funds; oversaw the firm's structured credit (CLO debt and equity) strategies ▪ Serves on the Firm's Liquid Credit and Private Credit Investment Committees Michael Nechamkin Chief Investment Officer & Senior Portfolio Manager ▪ 27 years of service at Octagon ▪ Chair of Octagon's Liquid Credit Investment Committee and member of the Private Credit Investment Committee; Senior Portfolio Manager for various CLOs, separate accounts and commingled funds Lauren Law, CFA Senior Portfolio Manager ▪ 22 years of service at Octagon ▪ Member of Octagon's Liquid Credit Investment Committee and Senior Portfolio Manager for various CLOs, separate accounts and commingled funds; oversees the firm's structured credit investment strategies

Overview of XAI Floating Rate & Alternative Income Trust (NYSE: XFLT)

XFLT is a publicly listed, closed-end credit fund, providing public investors with access to Octagon-managed floating-rate senior secured loans and structured credit investments

- XAI Floating Rate & Alternative Income Trust ("XFLT" or the "Fund") is a closed-end investment company advised by XA Investments ("XAI") and sub-advised by Octagon
- XFLT provides public investors with access to Octagon's institutional credit capabilities through a dynamically managed portfolio of floating-rate loans and other structured credit instruments
  - XFLT invests primarily in senior secured loans, CLO equity and CLO debt tranches, leveraging Octagon's core strengths across below investment-grade corporate credit markets
- Since its 2017 IPO, XFLT has delivered consistent shareholder distributions while growing from $73 million to approximately $580 million in managed assets under Octagon's stewardship[1]

Fund Overview Data[1]	
Price	$17.91
NAV	$22.86
Premium / (Discount) to NAV	(22%)
Current Distribution (Monthly)	$0.225
Current Distribution Rate	15.1%
Common Assets ($M)	~$350
Managed Assets ($M)	~$580
Leverage Ratio	39.8%

Net Assets ($M)



$79
$79
$85
$219
$227
$298
$457
$445
FY 2018
FY 2019
FY 2020
FY 2021
FY 2022
FY 2023
FY 2024
FY 2025

Asset Allocation[2]



48%
36%
16%
Loans
U.S. CLO Equity
U.S. CLO Debt

Distributions to Common Shareholders



$0.76
$0.85
$0.80
$0.88
$0.88
$0.94
$1.02
$0.91
FY 2018
FY 2019
FY 2020
FY 2021
FY 2022
FY 2023
FY 2024
FY 2025

6

Octagon

Source: Bloomberg, FactSet and Fund filings.
1. As of July 9, 2026.
2. As of March 31, 2026.

7 1. As of July 9, 2026. 2. Although the Fund has since lost its 5 - star rating due to market turmoil, XFLT remains the highest rated fund among its CLO Fund Peers. 3. Source: Hema Parmar, Katherine Burton, Eliza Ronalds - Hannon and Jack Sidders, “King Street’s Poor Returns, Partner Exits Spur Fi rmwide Revamp,” Bloomberg , June 26, 2026. We Urge XFLT Shareholders to Vote the BLUE Proxy Card AGAINST the King Street Sub - Advisory Agreement We Believe the Board Is Ill - Suited to Make This Consequential Decision We Believe the Board Has Failed to Present a Compelling Case for Replacing the Fund’s Sub - Adviser Octagon Is a Judicious Steward of Shareholder Capital Octagon Is an Experienced and Highly Qualified Adviser ▪ In our view, the Board is conflicted and uninformed ▪ The Board has limited expertise in credit investing and CLO portfolio management, and several trustees appear to have longstanding personal and professional relationships with XAI ▪ The Board appears not to have solicited any alternative sub - adviser proposals or conducted any performance benchmarking before making its consequential decision, characterizing its review of Octagon’s performance beyond XFLT as merely a “record - closing exercise” ▪ Worse still, the Board and XAI have repeatedly ignored, rejected or frustrated Octagon’s efforts to execute its strategy and improve Fund performance ▪ Despite Octagon’s extensive experience and successful stewardship of XFLT, the Board proposes to install Rockford Tower as XFLT’s new sub - adviser ▪ Rockford Tower, however, has no experience managing publicly traded closed - end funds , and its parent company, King Street Capital Management, is facing significant challenges, including “lackluster performance, fleeing clients and an exodus of long - tenured staff” 3 ▪ Under the new sub - advisory agreement, shareholders will continue to pay the full 1.7% fee , while XAI pockets the savings from a cheaper sub - adviser; meanwhile, the Board rejected Octagon’s recent proposal to cut the overall management fee to 1.3% ▪ We believe the purported benefits of a change in the Fund’s sub - adviser are uncertain at best and illusory at worst and, in all events, could be achieved through less disruptive means ▪ Octagon has grown XFLT nearly eight - fold since inception — from $73 million to $580 million in managed assets — and returned more than $230 million to common shareholders 1 ▪ XFLT has outperformed its CLO - focused closed - end fund peers on both a total shareholder return and NAV return basis and, for most of its history, has traded at or above NAV ▪ The Fund’s performance under Octagon’s stewardship earned XFLT a Five - Star Morningstar Rating and recognition as a finalist for Creditflux’s Best Public Closed - End CLO Fund 2 ▪ Although declining interest rates, spread compression and broader market volatility have recently pressured returns and valuations across the Fund’s investable asset classes, XFLT has navigated these challenges more successfully than its peers ▪ Founded in 1994, Octagon has over 30 years of experience investing through multiple credit cycles, and currently manages over $31 billion in assets under management ▪ Octagon’s expertise is centered on below - investment - grade corporate credit, including senior secured loans, CLO debt and equity tranches, and other related credit strategies — the same asset classes that form the core of XFLT’s investment portfolio ▪ Octagon has sub - advised XFLT since its inception in 2017 and has provided the personnel, expertise and infrastructure necessary to effectively manage the Fund’s portfolio ▪ Octagon’s senior professionals responsible for XFLT have decades of experience investing in structured credit markets, and each has spent 15+ years at Octagon

02 Octagon Is an Experienced and Highly Qualified Sub-Adviser

9 Octagon has served as XFLT's investment sub-adviser since inception and is responsible for the Fund's disciplined portfolio management and outperformance Octagon Has a Longstanding History with XFLT and Is Directly Responsible for Its Success ▪ Octagon partnered with XAI to launch XFLT in 2017, benefiting from Octagon's then-23 years of experience to establish their organization ▪ Since XFLT's inception, Octagon has been responsible for the Fund's portfolio construction, security selection and risk management ▪ XFLT was specifically designed to capitalize on Octagon's proprietary research, institutional trading relationships and specialized expertise in senior secured loans, CLO debt and CLO equity to generate attractive risk-adjusted returns for shareholders ▪ Under Octagon's management, XFLT has successfully navigated multiple periods of market stress (including the COVID-19 liquidity crisis) while growing managed assets from approximately $73 million at its IPO to approximately $580 million today and delivering consistent shareholder distributions ▪ XFLT's investment strategy and long-term relative outperformance are the direct result of Octagon's specialized investment expertise, disciplined portfolio management and more than three decades of experience investing in complex credit markets

10 As recently as April 2026, XAI and XFLT praised Octagon's capabilities, experience and market expertise XAI and XFLT Have Spoken Highly of Octagon... "Most of you are likely already familiar with the sub-adviser on the fund, Octagon Credit. So you know their history, their expertise, the successful long-term track record that they've had in the space. For those newer to [XFLT], they are an industry leader in both CLO issuance and CLO fund management." Kevin Davis, Head of Sales and Distribution, XA Investments XFLT Market Update Webinar April 14, 2026 "Octagon's experienced team of investment professionals has worked together for many years and managed funds through multiple credit cycles over Octagon's 25-plus year history." XFLT 2026 Proxy Statement April 6, 2026 "Octagon is a leading institutional manager of below investment grade credit and an experienced manager of CLOs. As sub-adviser to XFLT, Octagon's industry leadership, structural knowledge and credit expertise are beneficial when evaluating senior secured loans and sourcing CLO investments for the Trust's portfolio." XFLT Trust Overview March 31, 2026 "Octagon, they are credit experts focusing on below investment-grade credit since 1994... The firm does use a disciplined process in terms of their evaluation of credit. They have a very cohesive cycle-tested investment team, and they have a track record going back more than 25 years. And they're known in the marketplace for their investment expertise in loans and CLOs and XFLT, which is obviously traded on the New York Stock Exchange, was Octagon's first strategy to be made publicly available." Kimberly Flynn, President, XA Investments XFLT Market Update Webinar August 22, 2023

11 ...And Consistently Praised Its Performance and Positioning of XFLT "[W]e're pleased with the [Fund's] performance. Octagon has done a terrific job managing the fund in the 2024 calendar year." Kimberly Flynn, President, XA Investments Q3 2024 Earnings Call December 6, 2024 "Octagon is a fantastic active manager, both in the loan market and the CLO market... and it's in this type of market that an active manager can really add tremendous value..." Kimberly Flynn, President, XA Investments Q2 2022 Earnings Call August 18, 2022 "Octagon has done a great job of thinking about opportunities in [the] different opportunity sets in the first lien loans, CLO equity and CLO debt." Kimberly Flynn, President, XA Investments Q4 2022 Earnings Call March 2, 2023 "Octagon is outperforming the benchmark index, they're outperforming their peer group and Morningstar picks this up in the research that they do on the fund over the 3-year and the 5-year period." Kimberly Flynn, President, XA Investments Q2 2025 Earnings Call August 26, 2025 "XFLT is uniquely positioned in the market with its mix of senior loans, CLO debt, CLO equity, we'll continue to see demand for XFLT in the secondary market." Kimberly Flynn, President, XA Investments Q4 2024 Earnings Call March 5, 2025 "Happy to report that for all of the performance periods shown here... the 1-year, the 3-year, the 5-year and the inception to date, the fund is beating the benchmark on both NAV and price." Kimberly Flynn, President, XA Investments Q2 2024 Earnings Call August 29, 2024 XAI has regularly touted Octagon's stewardship of XFLT

03 Octagon Is a Judicious Steward of Shareholder Capital

Under Octagon's Stewardship, XFLT Has Delivered Superior Total Shareholder Returns…

XFLT has outperformed other CLO-focused closed-end funds in a challenging market environment

Total Shareholder Return (Including Distributions)


XFLT
CLO Fund Peers[1]
(15%)
(22%)
(22%)
(34%)
(8%)
(28%)
(12%)
(26%)
9%
(13%)
YTD
1-Year
3-Year
5-Year
Since Inception

	YTD	1-Year	3-Year	5-Year	Since Inception
XFLT Relative TSR vs. CLO Fund Peers	+6%	+13%	+20%	+14%	+22%

13

Octagon

Source: Bloomberg. Data as of May 19, 2026, the last trading day prior to XFLT's public disclosure of the proposed sub-adviser transition. Peer data refers to median.

1. "CLO Fund Peers" include Carlyle Credit Income Fund (CCIF), Eagle Point Credit Company (ECC), OFS Credit Company (OCCI), Oxford Lane Capital (OXLC), Pearl Diver Credit Company (PDCC) and Sound Point Meridian Capital (SPMC).

…And Net Asset Value Returns…

Octagon has protected the Fund's NAV per share during periods of significant volatility

Net Asset Value (NAV) per Share Total Return


XFLT
CLO Fund Peers[1]
(9%)
(17%)
(5%)
(19%)
15%
3%
15%
(0%)
24%
25%
YTD
1-Year
3-Year
5-Year
Since Inception

	YTD	1-Year	3-Year	5-Year	Since Inception
XFLT Relative NAV Return vs. CLO Fund Peers	+8%	+15%	+12%	+15%	(1%)

14

Octagon

Source: Bloomberg and fund filings. Data as of April 30, 2026. Peer data refers to median.

1. "CLO Fund Peers" include Carlyle Credit Income Fund (CCIF), Eagle Point Credit Company (ECC), OFS Credit Company (OCCI), Oxford Lane Capital (OXLC), Pearl Diver Credit Company (PDCC) and Sound Point Meridian Capital (SPMC).

15 Source: Fund filings. Under Octagon's stewardship, XFLT has distributed more than $230 million to shareholders, providing steady income consistent with the Fund's core mandate ...And Consistent and Attractive Distributions to Shareholders Monthly Distribution as a Percentage of Average Daily NAV 7.9% 9.6% 12.0% 11.4% 11.6% 14.6% 15.0% 14.5% FY 2018 FY 2019 FY 2020 FY 2021 FY 2022 FY 2023 FY 2024 FY 2025

The LSTA Leveraged Loan 100 Index Is Not an Appropriate Measure of Sub-Adviser Skill

There are many reasons why, in our view, a group of CLO fund peers is a more relevant benchmark of performance than the broad-based unlevered index cited by XAI[1]

Attribute	Impact on Relative Returns	XFLT	LSTA LL100 Index[2]	Consequence of Difference
Leverage	↓	~40% levered	No leverage	Leverage amplifies NAV moves in both directions and carries a financing cost that the index does not pay
Asset Mix	↓	~48% loans / ~36% U.S. CLO equity (10x levered, more volatile but higher yielding) / ~16% CLO debt	100% senior first-lien loans	Much of XFLT's portfolio consists of CLO equity, which increases income to the Fund, consistent with its goal, whereas the index comprises primarily first lien, senior secured, relatively lower-spread loans
Fees and Expenses	↓	1.7% management fee + leverage financing + operating expenses	None	The all-in expense ratio borne by common shareholders, inclusive of operating expenses, is in the high single-digits—versus zero for the index—which acts as a relative drag on returns

> *"[XFLT] is a combination of loans, CLO equity, which are leveraged portfolios of loans, [and CLO debt]. So, you would expect that the Fund's NAV would be down to a greater degree than just the simple loan benchmark index."*
>
> **— Kimberly Flynn, President, XA Investments, August 18, 2022**

16

Octagon

1. See XFLT Webinar, June 30, 2026 ("Now, the benchmark for XFLT is the Morningstar LSTA100 Index, and has been the benchmark for the fund since inception. And so, this underperformance in several different time periods, has led us to make the change, or the proposed change here.").
2. Note: The Morningstar LSTA US Leveraged Loan 100 index is designed to measure the performance of the liquid U.S. leveraged loan market and includes the largest 100 facilities in the broader leveraged loan index.

The Right Way to Judge the Sub-Adviser Is Unlevered Returns

The unlevered returns of XFLT's underlying assets have generally outperformed those of the applicable benchmarks under Octagon's stewardship

2021-2026 YTD[1] Cumulative Gross Returns by Asset Class


~83% of XFLT portfolio
39%
38%
48%
14%
70%
77%
77%
41%
27%
XFLT[2]
LSTA Leveraged Loan Index
XFLT[2]
Nomura Published CLO Equity Returns[3]
XFLT[2]
JPM CLOIE BB CLO Index
XFLT[2]
XFLT[2]
BofA HY Index
First Lien Loans
CLO Equity
CLO Debt
Second Lien Loans
High Yield Bonds

	First Lien Loans	CLO Equity	CLO Debt	Second Lien Loans	High Yield Bonds
Approximate Avg. % of XFLT Portfolio During Period	46%	37%	13%	2%	2%

1. Year to date reflects the period from January 1, 2026 to May 31, 2026.
2. Total Return figures calculated by compounding daily returns, which are calculated as daily P&L attributable to an asset type divided by the beginning of day market value of the asset type in the XFLT portfolio. Performance is presented on an unlevered basis, gross of fees and expenses. Please note that XFLT utilizes leverage at the fund level up to 50% of the fund net asset value.
3. Nomura Global Markets Research, CLO Special Topics, "Reviewing CLO Equity Performance" (September 4, 2025), "Estimated 2025 Returns" (January 8, 2026), and "Estimated H1 Returns, NAIC Update" (July 1, 2026). YTD 2026 reflects January 1 through June 30, 2026. YTD returns are estimated.

Octagon

17

18 1. Source: Bloomberg, FactSet and Fund filings. Price and NAV data as of July 9, 2026. 2. Source: FactSet and fund filings. Price data as of July 9, 2026. NAV data as of most recently disclosed period: July 9, 2026 for XFLT; April 30, 2026 for OXLC; May 31, 2026 for all others. “CLO Fund Peers” include Carlyle Credit Income Fund (CCIF), Eagle P oint Credit Company (ECC), OFS Credit Company (OCCI), Oxford Lane Capital (OXLC), Pearl Diver Credit Company (PDCC) and Sound Point Meridian Capital (SP MC) . Peer data refers to median. XFLT has traded at or above NAV for the vast majority of its history; the current discount to NAV is a sector - wide phenomenon XFLT Has a Long History of Trading at or Above Net Asset Value Historically, XFLT generally traded at or above NAV (on 62% of trading days since inception), with a material discount emerging only in times of exceptional stress, like the COVID - 19 pandemic XFLT Historical Premium / (Discount) to NAV 1 Current Premium / (Discount) to NAV 2 CLO - focused closed - end funds are currently trading at a substantial discount to NAV due to challenging CLO equity market conditions XFLT Average Since Inception: 1% Premium CLO Fund Peers: (18%) Discount (40%) (30%) (20%) (10%) 0% 10% 20% 30% 40% 2017 2018 2019 2020 2021 2022 2023 2024 2025 (27%) (22%) (20%) (19%) (17%) (16%) (3%) Peer 1 XFLT Peer 2 Peer 3 Peer 4 Peer 5 Peer 6

19 Source: Fund filings. Peer data refers to median. 1. Data as of the fiscal year ended in the applicable calendar year. 2. "CLO Fund Peers" include Carlyle Credit Income Fund (CCIF), Eagle Point Credit Company (ECC), OFS Credit Company (OCCI) and Oxford Lane Capital (OXLC). Pearl Diver Credit Company (PDCC) and Sound Point Meridian Capital (SPMC) excluded because they were not publicly traded in 2018. XFLT has leveraged the confidence of the capital markets in Octagon's execution of the Fund's strategy to grow the Fund's asset base Octagon Has Consistently Grown XFLT's Net Assets... Company Name Adjusted EBITDA ($M)1 Company Name Adjusted EBITDA ($M)1 Net Asset Value ($M) FY 2018 – FY 2025 Net Asset Value CAGR1,2 $79 $79 $85 $219 $227 $298 $457 $445 FY 2018 FY 2019 FY 2020 FY 2021 FY 2022 FY 2023 FY 2024 FY 2025 XFLT has exceeded the peer median CAGR by over 75% 31% 28% 17% 15% (1%) CLO Fund Peers: 16% Peer 1 XFLT Peer 2 Peer 3 Peer 4

20 Source: Bloomberg, FactSet and fund filings. “CLO Fund Peers” include Carlyle Credit Income Fund (CCIF), Eagle Point Credit C omp any (ECC), OFS Credit Company (OCCI), Oxford Lane Capital (OXLC), Pearl Diver Credit Company (PDCC) and Sound Point Meridian Cap ital (SPMC). 1. As of April 30, 2026. 2. As of July 9, 2026. Under Octagon’s stewardship, XFLT has continued to scale, including through robust capital markets activity …And Grown XFLT into One of the Largest and Most Liquid Public CLO - Focused Closed - End Funds Company Name Adjusted EBITDA ($M) 1 Company Name Adjusted EBITDA ($M) 1 Net Asset Value ($M) as of March 31, 2026 Average Daily Trading Volume Year - to - Date ($M) 2 $1,031 $551 $340 $199 $109 $72 $71 CLO Fund Peers: $154 Peer 1 Peer 2 XFLT Peer 3 Peer 4¹ Peer 5 Peer 6 $15.1 $7.5 $2.1 $1.2 $0.5 $0.4 $0.1 CLO Fund Peers: $0.8 Peer 1 Peer 2 XFLT Peer 3 Peer 4 Peer 5 Peer 6

21 1. Source: Federal Reserve Bank of St. Louis. Data runs daily from January 2, 2024 to June 30, 2026. 2. Source: Pitchbook LDC, "US Leveraged Loan Index Factsheet," June 1, 2026. Data runs monthly from January 2024 to June 2026. Rate cuts and loan spread compression have weighed on CLO equity performance The Macroeconomic Environment for CLO Funds Has Been Challenging... Secured Overnight Financing Rate (SOFR)1 Morningstar LSTA U.S. LLI Weighted Average Nominal Spread (bps)2 XFLT's investment portfolio is primarily comprised of floating-rate credit instruments, which generate income tied to SOFR; declining interest rates have reduced the income to the Fund Declining loan spreads have depressed CLO equity returns as the excess spread (or arbitrage—i.e., the difference between the spread the CLO receives from its collateral and the spread it pays on its liabilities) compresses 300 325 350 375 400 Jan 2024 Jul 2024 Jan 2025 Jul 2025 Jan 2026 3.00% 3.50% 4.00% 4.50% 5.00% 5.50% 6.00% Jan 2024 Jul 2024 Jan 2025 Jul 2025 Jan 2026

22 Source: Bloomberg and fund filings. Peer data refers to median. 1. "CLO Fund Peers" include Carlyle Credit Income Fund (CCIF), Eagle Point Credit Company (ECC), OFS Credit Company (OCCI) and Oxford Lane Capital (OXLC). Pearl Diver Credit Company (PDCC) and Sound Point Meridian Capital (SPMC) excluded because they were not publicly traded at the beginning of the period. 2. Represents the change in NAV per share, assuming reinvestment of dividends, from the period ended December 31, 2023 to the period ended March 31, 2026. 3. Represents total shareholder return from December 31, 2023 to May 19, 2026, the last trading day prior to XFLT's public disclosure of the proposed sub-adviser transition. Macroeconomic headwinds have pressuredreturns across the sector, but XFLT has managed these challenges better than itspeers ...But Octagon Has Successfully Navigated This Period of Significant Disruption NAV Total Return Since Q4 20232 Total Shareholder Return Since Q4 20233 5% 7% 8% 11% 7% 9% 9% 5% (5%) 0% 4% 5% 7% 10% 7% 8% 7% (0%) (10%) 4Q 23 1Q 24 2Q 24 3Q 24 4Q 24 1Q 25 2Q 25 3Q 25 4Q 25 1Q 26 XFLT CLO Fund Peers¹ (14%) (23%) (27%) (27%) (36%) CLO Fund Peers¹: (27%) Peer 1 XFLT Peer 2 Peer 3 Peer 4

Octagon Has Earned Third-Party Accolades for Its Performance

Independent observers and industry experts have recognized Octagon's stewardship of XFLT

XFLT was recently named a finalist for the "Best Public Closed-End CLO Fund" by Creditflux…

Creditflux by Debtwire

Best public closed-end CLO fund

Fund	Manager
Ellington Credit Company	Ellington Management Group
Fair Oaks Income Limited - Ordinary Shares	Fair Oaks Capital (Adviser)
Flat Rock Enhanced Income Fund	Flat Rock Global
Flat Rock Opportunity Fund	Flat Rock Global
Nuveen Enhanced CLO Income Fund	Nuveen
XAI Octagon Floating Rate & Alternative Income Trust ("XFLT")	Octagon Credit Investors
Ymer Alternative Credit Fund III AB	Ymer SC AB
Ymer SC AC AB	Ymer SC AB

…and earned a five-star rating from Morningstar in 2025[1]

MORNINGSTAR®



XFLT Morningstar Rating
Overall Morningstar Rating™ as of 9/30/2025: ★★★★★

> ***XFLT did receive an overall Morningstar 5-star rating.*** *We also, for XFLT, received a 5-star rating for the 3-year and the 5-year period… and* ***XFLT does compare favorably to its peers*** *for that 3-year, 5-year and since inception period."*
>
> **— Kimberly Flynn, President, XA Investments, August 26, 2025**

23

Octagon

1. Although the Fund has since lost its 5-star rating due to market turmoil, XFLT remains the highest rated fund among its CLO Fund Peers.

04 We Believe the Board Has Failed to Present a Compelling Case for Replacing the Fund's Sub-Adviser

25 1. Octagon has invested in CLO tranches since 2007 (CLOs issued prior to 2009 were permitted to invest in the mezzanine debt tranches of other managers' CLOs) and has managed dedicated CLO tranche funds/accounts since 2014. 2. As of May 31, 2026. In our view, Rockford Tower lacks Octagon's track record, internal capabilities and expertise We Believe Rockford Tower Is Unqualified to Serve as Sub-Adviser of XFLT / Closed-End Fund Experience Neither Rockford Tower nor its parent company, King Street (nor any of their affiliates), have ever managed a publicly traded closed-end fund Octagon has managed XFLT continuously since the Fund's inception in 2017 CLO Experience King Street is the 40th-largest CLO manager; the individual who previously led King Street's structured credit trading recently left to join another fund, leaving King Street short of senior CLO expertise Octagon has managed broadly syndicated loan CLOs since 1999 and has invested in CLO tranches since 20071; Octagon currently manages over $30 billion in total AUM, which includes 41 CLOs2 Internal Stability and Continuity Over the last 12 months, multiple senior professionals have left the firm, including the Global Head of Structured Credit Trading, the Managing Director in charge of CLO business development and capital markets and three partners Each of Octagon's senior investment professionals responsible for managing XFLT have been with Octagon for more than 15 years, and each of these individuals has been involved with XFLT since its inception

26 1. Source: Hema Parmar, Katherine Burton, Eliza Ronalds-Hannon and Jack Sidders, "King Street's Poor Returns, Partner Exits Spur Firmwide Revamp," Bloomberg, June 26, 2026. King Street appears to be struggling, with Bloombergreporting "lackluster performance, fleeing clients and an exodus of long-tenured staff" Rockford Tower's Parent Company, King Street, Is Facing Significant Challenges King Street's Challenges Description1 Key Questions Senior Executive Attrition ▪Half of King Street's ten partners have left since the end of 2024, on top of the seven who departed in the previous four years ▪In the last 12 months, several key CLO-focused professionals, including the Global Head of Structured Credit Trading, have left With the departure of these senior professionals, does Rockford Tower have the expertise necessary to manage XFLT? Client Withdrawals ▪The executive departures spurred a wave of client withdrawals, and other clients have indicated they may follow suit in the coming weeks ▪Some prior anchor investors have chosen not to invest in new funds Have investors lost confidence in King Street? Poor Performance ▪King Street's hedge fund reportedly gained just 2% in 2025 and is flat so far in 2026 ▪Other funds, like the Global Drawdown Fund, have failed to meet their return targets Did XFLT's Board review and consider King Street's investment performance prior to making its decision to appoint a King Street subsidiary as the Fund's sub- adviser?

27 Under the King Street Sub-Advisory Agreement, XAI's share of the management fee will increase by 10 bps; Octagon proposed cutting fees by over 20% The Change in Sub-Adviser Will Not Reduce Overall Management Fees; However, XAI Stands to Earn More Share of Management Fee on XFLT Assets ▪ Rockford Tower has agreed to provide sub-advisory services to XAI at a lower fee than that currently being paid to Octagon — Despite these cost savings, the Board has not proposed to reduce the overall 1.7% management fee — Accordingly, the economic benefit of the lower sub-advisory fee would accrue entirely to XAI ▪ After Octagon received notice that it had been terminated as XFLT's investment sub-adviser, Octagon submitted a proposal to members of the Board pursuant to which Octagon would assume the role of investment adviser to XFLT in place of XAI — Under the proposal, Octagon would, among other things, reduce the total advisory fee to 1.3% — The Board rejected Octagon's proposal without explanation the very next day XAI is proposing to hire a less experienced sub-adviser with no fee reduction for the Fund's shareholders 1. Octagon's sub-advisory fee is 60% of the advisory fee for the first $500 million of daily managed assets and 50% of the remaining managed assets above $500 million of the advisory fee payable to XAI. Under the King Street Sub-Advisory Agreement, Rockford Tower's sub- advisory fee is 52% of the advisory fee. 0.7% 0.8% 1.0% 0.9% 1.7% 1.7% Octagon Sub-Advisory Agreement Proposed King Street Sub-Advisory Agreement XAI's Fee Sub-Advisory Fee¹

28 1. Source: XFLT Webinar, June 30, 2026. 2. Source: XFLT Definitive Proxy Statement, filed with the SEC on June 23, 2026. In our view, Rockford Tower's proposed initiatives are unlikely to generate the benefits XFLT claims XFLT's Claims Regarding Rockford Tower's Proposed Initiatives Are Unavailing Proposed Rockford Tower Initiative XFLT Claim Reality "Dynamic" and "Opportunistic" Trading "[S]ince the Fund's launch, the portfolio allocations have been fairly static and... the portfolio turnover has been declining... [W]e do expect that XFLT [under Rockford Tower's management] is going to be more dynamic, be more nimble..."1 ▪This is misleading; XFLT's portfolio turnover has increased for each of the last two fiscal years and, in FY 2025, was above the Fund's historical average ▪Rather than aiming for an arbitrarily elevated level of portfolio turnover, Octagon has sought to manage the Fund flexibly, transacting more frequently when it was advantageous to do so and less actively when the opportunity set was more limited or market conditions less amenable ▪More frequent trading will not, by itself, increase the Fund's returns; in fact, accelerated portfolio turnover can increase transaction costs and taxes, which may adversely affect Fund performance2 Investment in European CLOs and Asset-Backed Securities "[W]hat's being proposed for the future.. is the ability to open [up] opportunities in other parts of the credit market, potentially European CLO equity, European CLO debt and asset-backed securities where there is a relative value opportunity."1 ▪Given that Rockford Tower intends to invest only a small percentage of the Fund's assets in these securities, we do not believe that this initiative will materially enhance the Fund's returns or close the discount to NAV

29 1. Source: XFLT Definitive Proxy Statement, filed with the SEC on June 23, 2026. 2. Source: XFLT CQ2 2022 Earnings Call, August 17, 2022. 3. Source: XFLT Form N-CSR, filed with the SEC on December 1, 2025. 4. Source: XFLT CQ2 2023 Earnings Call, August 22, 2023. XFLT's remarks suggest that the purported benefits of changing the Fund's sub-adviser are illusory and overstated XFLT's Own Statements Contradict Its Purported Reasons for Replacing Octagon Purported Reason for Changing Sub-Adviser1 Reality What XFLT Has Said Elsewhere "[Rockford Tower's] execution of the XFLT strategy will be dynamic and opportunistic with respect to both asset allocation and security selection" XAI has previously touted Octagon's "dynamic" and opportunistic portfolio management "Octagon is an active manager. And if they see opportunities within some of the asset allocation segments that they focus on, they will take advantage of them... Octagon will be dynamic to the extent they can shift the portfolio"2 "Potential for increased distributions and improved performance over time" Any claim of improved future performance is entirely speculative "The Trust cannot predict whether its Common Shares will trade in the future at a premium to or discount from net asset value, or the level of any premium or discount."3 "[King Street is] a manager with skill and experience investing in the U.S. and global credit markets" Octagon has an impressive 30+ year track record across various cycles; the loss of King Street's key professionals has eroded its in- house experience and the relevance of its track record "Octagon, they are credit experts... They have a very cohesive cycle-tested investment team, and they have a track record going back more than 25 years. And they're known in the marketplace for their investment expertise in loans and CLOs..."4

30 Source: Fund filings. Data runs from May 1, 2026 to July 9, 2026. Shareholders seemingly lack confidence that Rockford Tower can improve the performance of XFLT The NAV Gap Widened When Shareholders Learned That Octagon Was Being Replaced and Narrowed When Octagon Publicly Opposed This Move XFLT Price / NAV from May 1, 2026 to Present June 25 Octagon announces that it intends to file a preliminary proxy statement and solicit votes against the King Street Sub - Advisory Proposal at the upcoming Special Meeting May 19 XFLT discloses that the Board approved the replacement of Octagon as the Fund’s sub - adviser with Rockford Tower 81% 80% 75% 78% 70% 75% 80% 85% 90% May 1 May 8 May 15 May 22 May 29 Jun 5 Jun 12 Jun 19 Jun 26 Jul 3

05 We Believe the Board Is Ill-Suited to Make This Consequential Decision

32 The disinterested trustees appear to lack the attributes necessary to make a critical decision about Fund portfolio management XFLT's Board Is Seemingly Ill-Equipped to Make this Critical Decision Attributes Trustee Primary Industry Background Independent of XAI Credit Investing Expertise Direct CLO Investing Experience Danielle Cupps Consumer retail ✓   Gregory G. Dingens Financial services  Attended Notre Dame with Ted Brombach, XAI's Co-CEO   Philip G. Franklin Industrial technology ✓   Scott Craven Jones Financial services ✓ ✓  William T. Meyers Financial services  Previously served as Senior Advisor to XAI   TOTAL 3 of 5 Disinterested Trustees 1 of 5 Disinterested Trustees 0 of 5 Disinterested Trustees

33 In our view, the Board's change in XFLT's sub-adviser was rash and uninformed We Believe the Board Made Its Decision to Change XFLT's Sub-Adviser Without Adequate Due Diligence ▪ Only after it voted to remove Octagon as XFLT's sub-adviser did the Board request from Octagon any performance benchmarking data — Octagon was told explicitly that the Board's review of Octagon's performance was merely a "record-closing exercise" and would have no bearing on the Board's decision ▪ Nevertheless, Octagon submitted a proposal to members of the Board pursuant to which Octagon would assume the role of investment adviser to XFLT in place of XAI — Under the proposal, Octagon would, among other things, reduce the overall advisory fee from 1.7% to 1.3%, potentially saving shareholders millions of dollars annually — However, the Board rejected Octagon's proposal without explanation the very next day ▪ Worse still, the Board does not appear to have seriously considered any alternative to Rockford Tower, according to XFLT's disclosures — The Fund's definitive proxy statement does not indicate that the Board even engaged with any other parties

34 Octagon was regularly cut out of important decisions, and its input and judgment largely ignored by XAI and the XFLT Board XAI and the XFLT Board Regularly Rebuffed and Ignored Octagon Topic Description XAI / XFLT Board's Response Investment in Higher- Yielding Loan Assets Octagon sought to expand XFLT's ability to invest in additional asset classes and spent several weeks evaluating and initiating the exemptive relief process to enable such expansion ▪Notwithstanding Octagon's efforts, XAI never completed or submitted the exemptive relief application and, as a result, XFLT was, and continues to be, constrained from pursuing certain higher-yielding investment opportunities Reverse Stock Split Octagon actively engaged with XAI and the Board regarding the Company's capital structure, seeking to protect shareholder value during a time of significant market volatility ▪Neither the Board nor XAI included Octagon in discussions regarding the reverse stock split ▪Octagon only learned of the reverse split after the fact through a press release Series A Mandatory Redeemable Preferred Shares ("MRPS") Octagon supported the MRPS issuance and believed that a larger issuance would have provided a more stable source of financing than continued reliance on the Fund's credit facility, subject to market conditions, but Octagon was not given the opportunity to communicate the risks and benefits of the transaction directly to the Board ▪XAI neither sought nor meaningfully incorporated Octagon's investment judgment regarding the structuring and size of the transaction nor afforded Octagon an opportunity to present its assessment of the transaction's risks and benefits directly to the Board

06 Conclusion

36 1. As of July 9, 2026. 2. Although the Fund has since lost its 5 - star rating due to market turmoil, XFLT remains the highest rated fund among its CLO Fund Peers. 3. Source: Hema Parmar, Katherine Burton, Eliza Ronalds - Hannon and Jack Sidders, “King Street’s Poor Returns, Partner Exits Spur Fi rmwide Revamp,” Bloomberg , June 26, 2026. We Urge XFLT Shareholders to Vote the BLUE Proxy Card AGAINST the King Street Sub - Advisory Agreement We Believe the Board Is Ill - Suited to Make This Consequential Decision We Believe the Board Has Failed to Present a Compelling Case for Replacing the Fund’s Sub - Adviser Octagon Is a Judicious Steward of Shareholder Capital Octagon Is an Experienced and Highly Qualified Adviser ▪ In our view, the Board is conflicted and uninformed ▪ The Board has limited expertise in credit investing and CLO portfolio management, and several trustees appear to have longstanding personal and professional relationships with XAI ▪ The Board appears not to have solicited any alternative sub - adviser proposals or conducted any performance benchmarking before making its consequential decision, characterizing its review of Octagon’s performance beyond XFLT as merely a “record - closing exercise” ▪ Worse still, the Board and XAI have repeatedly ignored, rejected or frustrated Octagon’s efforts to execute its strategy and improve Fund performance ▪ Despite Octagon’s extensive experience and successful stewardship of XFLT, the Board proposes to install Rockford Tower as XFLT’s new sub - adviser ▪ Rockford Tower, however, has no experience managing publicly traded closed - end funds , and its parent company, King Street Capital Management, is facing significant challenges, including “lackluster performance, fleeing clients and an exodus of long - tenured staff” 3 ▪ Under the new sub - advisory agreement, shareholders will continue to pay the full 1.7% fee , while XAI pockets the savings from a cheaper sub - adviser; meanwhile, the Board rejected Octagon’s recent proposal to cut the overall management fee to 1.3% ▪ We believe the purported benefits of a change in the Fund’s sub - adviser are uncertain at best and illusory at worst and, in all events, could be achieved through less disruptive means ▪ Octagon has grown XFLT nearly eight - fold since inception — from $73 million to $580 million in managed assets — and returned more than $230 million to common shareholders 1 ▪ XFLT has outperformed its CLO - focused closed - end fund peers on both a total shareholder return and NAV return basis and, for most of its history, has traded at or above NAV ▪ The Fund’s performance under Octagon’s stewardship earned XFLT a Five - Star Morningstar Rating and recognition as a finalist for Creditflux’s Best Public Closed - End CLO Fund 2 ▪ Although declining interest rates, spread compression and broader market volatility have recently pressured returns and valuations across the Fund’s investable asset classes, XFLT has navigated these challenges more successfully than its peers ▪ Founded in 1994, Octagon has over 30 years of experience investing through multiple credit cycles, and currently manages over $31 billion in assets under management ▪ Octagon’s expertise is centered on below - investment - grade corporate credit, including senior secured loans, CLO debt and equity tranches, and other related credit strategies — the same asset classes that form the core of XFLT’s investment portfolio ▪ Octagon has sub - advised XFLT since its inception in 2017 and has provided the personnel, expertise and infrastructure necessary to effectively manage the Fund’s portfolio ▪ Octagon’s senior professionals responsible for XFLT have decades of experience investing in structured credit markets, and each has spent 15+ years at Octagon

37 We believe there is a better path for XFLT shareholders to maximize the value of their investment—but first, they must reject the proposed sub-adviser transition A Better Alternative Exists for Shareholders ▪ XFLT needs shareholder approval to appoint a new sub-adviser — The Board cannot appoint Rockford Tower as sub-adviser unless shareholders approve the King Street Sub-Advisory Agreement at the Special Meeting; absent this approval, Rockford Tower may only serve in this role on an interim basis ▪ If shareholders reject the King Street Sub-Advisory Agreement, Octagon is prepared to serve as adviser to XFLT in place of XAI — Since XFLT's inception, XAI has relied on Octagon to provide investment capabilities, credit expertise and investment personnel responsible for implementing the Fund's strategy and managing its portfolio; in our view, a change in the Fund's adviser is overdue — Should the King Street Sub-Advisory Agreement proposal fail to receive shareholder approval, Octagon is prepared to step in as adviser to XFLT and intends to engage constructively with the Board to explore this path — We have developed a plan to support stability and continuity with respect to the Fund's strategy, portfolio and infrastructure in the event of a transition of the Fund's adviser ▪ Octagon intends to reconstitute the Board with accomplished and dedicated trustees who can help XFLT thrive — In our view, in attempting to replace an experienced and capable sub-adviser with an unproven manager, and by then refusing to consider an alternative proposal that would have substantially reduced the Fund's management fee, the Board has demonstrated its lack of fidelity to shareholder interests — Accordingly, if shareholders reject the King Street Sub-Advisory Agreement, we intend to nominate new trustees for election to the Board at the Fund's next Annual Meeting

38 If appointed as XFLT's adviser, Octagon intends to implement a Shareholder Value Enhancement Plan aimed at increasing Fund distributions, closing the discount to NAV and enhancing Fund returns A Better Alternative Exists for Shareholders (Continued) Proposed Initiative Description Reduce Management Fees ✓Reduce the Fund's management fee from 1.7% of assets to 1.3% Enhance Alignment Between Adviser and Shareholders ✓Consider fee breakpoints as assets increase so that shareholders benefit from increases in the Fund's scale ✓Consider performance fees to be paid only if XFLT's shareholder returns exceed those of its peers or the Fund trades at a premium to NAV Simplify the Fund's Management Structure ✓Operate with one Fund adviser, and no sub-adviser, to reduce complexity, eliminate overlapping responsibilities and enhance efficiency of oversight Implement a Discount Management Program ✓Recommend that the Board consider a tender offer at or near NAV Augment Investor Communications ✓Increase the cadence and detail of investor communications while continuing to provide best-in-class transparency in the form of daily NAV updates, regular investor webinars and comprehensive presentations 1 2 3 4 5

07 Appendix A: Important Information

40 CERTAIN INFORMATION CONCERNING THE PARTICIPANTS Important Information Octagon Credit Investors, LLC ("Octagon"), together with Gretchen Lam and Lauren Law (collectively, the "Participants"), has filed a definitive proxy statement on Schedule 14A, accompanying BLUE proxy card, and other relevant documents with the U.S. Securities and Exchange Commission (the "SEC") in connection with the solicitation of proxies to vote AGAINST the approval of a new sub-advisory agreement at the special meeting of shareholders of the XAI Floating Rate & Alternative Income Trust (the "Fund") scheduled to be held on July 30, 2026. THE PARTICIPANTS STRONGLY ADVISE ALL SHAREHOLDERS OF THE FUND TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS, INCLUDING THE BLUE PROXY CARD, THAT HAVE BEEN OR WILL BE FILED BY SUCH PARTICIPANTS BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS ARE OR WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.

41 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS Important Information (Continued) The information herein contains "forward-looking statements." Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as "may," "will," "expects," "believes," "anticipates," "plans," "intends," "estimates," "projects," "potential," "targets," "forecasts," "seeks," "could," "should" or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe our objectives, plans or goals are forward-looking. Forward-looking statements are subject to various risks and uncertainties and assumptions. There can be no assurance that any idea or assumption herein is, or will be proven, correct. If one or more of the risks or uncertainties materialize, or if any of the underlying assumptions of Octagon or any of the other participants in the proxy solicitation described herein prove to be incorrect, the actual results may vary materially from outcomes indicated by these statements. Accordingly, forward-looking statements should not be regarded as a representation by Octagon Credit Investors, LLC and its affiliates (collectively, "Octagon") that the future plans, estimates or expectations contemplated will ever be achieved. There is no assurance or guarantee with respect to the prices at which any securities of the Fund will trade, and such securities may not trade at prices that may be implied herein. The information herein does not constitute an offer to sell or solicitation of an offer to buy any of the securities described herein in any state to any person. This presentation does not recommend the purchase or sale of any security, and should not be construed as legal, tax, investment or financial advice, and the information contained in this presentation should not be taken as advice on the merits of any investment decision.

42 DISCLAIMER Important Information (Continued) The information contained herein is provided for discussion and general informational purposes only and does not constitute an offering or the solicitation of an offer to purchase an interest in any investment. The views expressed herein are those of Octagon and are based on or derived from Octagon's independent research and analysis and publicly available information. Certain financial information and data used herein have been obtained or derived from filings made with the SEC by the Fund, and other public sources. Except as may be expressly set forth herein, Octagon has not sought or obtained consent from any third party to use any statements or information indicated herein as having been obtained or derived from statements made or published by third parties, nor has it paid for any such statements or information. Any such statements or information should not be viewed as indicating the support of such third party for the views expressed herein. The materials in this presentation have not been prepared or endorsed by the Fund and may not be attributed to the Fund in any way. No warranty is made as to the accuracy of the data or information obtained or derived from filings made with the SEC by the Fund or from any third party source. Facts have been obtained from sources considered reliable but are not guaranteed. Nothing herein shall be relied upon as a promise or representation as to past or future performance of the Fund or Octagon and no representation is being made that the Fund will or is likely to achieve profits or losses similar to the results being portrayed herein. Nothing contained herein should be deemed to be a prediction or projection of future performance of any investment. Octagon recognizes that there may be confidential or otherwise non-public information with respect to the Fund that could alter its opinions were such information known. This presentation does not purport to contain all of the information that may be relevant to an evaluation of the Fund, the Fund's securities, or the matters described herein. The information expressed herein is unaudited, reflects the judgment of Octagon only through the date of this presentation, and is subject to change at any time. Octagon disclaims any obligation to correct, update or revise this presentation or to otherwise provide any additional materials to any recipient of this presentation. All registered or unregistered service marks, trademarks, and trade names referred to in this presentation are the property of their respective owners, and Octagon's use herein does not imply an affiliation with, or endorsement by, the owners of such service marks, trademarks and trade names.

07 Appendix B: Octagon Investment Team Overview

44 Octagon's senior investment professionals have decades of experience managing funds through various market cycles Octagon Has a Strong, Experienced Portfolio Management and Investment Team Gretchen M. Lam, CFA Chief Executive Officer 27 Years of Experience Ms. Lam is Octagon's Chief Executive Officer. She serves on the Firm's Liquid Credit and Private Credit Investment Committees. She is also a member of Octagon's Board of Managers, Executive Committee, and Sustainability Committee. Prior to assuming the Chief Executive Officer position in 2024, Ms. Lam served as a Senior Portfolio Manager for various CLOs, separately managed accounts, and commingled funds. She also oversaw the Firm's Structured Credit (CLO debt and equity) investment strategies. Ms. Lam joined Octagon in 1999; prior to becoming a Portfolio Manager in 2013, she oversaw Octagon's investments in the software, business services, finance & insurance, paper & packaging, gaming & lodging, homebuilding, and real estate industries. She was also responsible for the Structured Credit exposure held in Octagon's CLO vehicles. She earned a B.S. in Investments from Babson College, where she graduated Summa Cum Laude. Ms. Lam received her CFA Charter in 2006. Michael B. Nechamkin Chief Investment Officer, Senior Portfolio Manager 36 Years of Experience Mr. Nechamkin is Octagon's Chief Investment Officer and a Senior Portfolio Manager for various CLOs, separately managed accounts, and commingled funds. Mr. Nechamkin is Chair of Octagon's Liquid Investment Committee and a member of the Private Credit Investment Committee. He also serves on the Firm's Board of Managers, and the Executive Committee. Prior to joining Octagon as a Portfolio Manager in 1999, Mr. Nechamkin was a Vice President in the High Yield Research Group at Bankers Trust. Prior to Bankers Trust, Mr. Nechamkin served as a Convertible Securities Analyst at Mabon Securities and as a Financial Consultant at Merrill Lynch. He earned a Bachelor and a Master of Talmudic Law, and holds an M.B.A from the University of Baltimore. Lauren Law, CFA Senior Portfolio Manager 22 Years of Experience Ms. Law is a Senior Portfolio Manager for various CLOs, separately managed accounts, and commingled funds. She is a member of Octagon's Liquid Credit Investment Committee and oversees the Firm's Structured Credit (CLO debt and equity) investment strategies. She also serves on the Executive Committee. Ms. Law joined Octagon in 2004; prior to becoming a Portfolio Manager in 2018, Ms. Law was an Investment Team Principal whose coverage areas included healthcare, industrials, financials, business services, and the Firm's CLO debt and equity investments. She earned a B.S. from Babson College, where she graduated Magna Cum Laude. Ms. Law received her CFA Charter in 2009. Sean Gleason Senior Portfolio Manager 16 Years of Experience Mr. Gleason is a Senior Portfolio Manager for various CLOs, separately managed accounts, and commingled funds. He serves on Octagon's Liquid Credit Investment Committee, Executive Committee, and is Co-Chair of the Sustainability Committee. Mr. Gleason joined Octagon in 2010. Prior to becoming a Portfolio Manager in 2021, he was an Investment Team Principal whose coverage areas included the healthcare, retail, gaming, lodging, consumer products, building products, and leisure industries. He earned a B.S. from Babson College, where he graduated Cum Laude.

FOR MEDIA FOR INVESTORS Dan Gagnier / Riyaz Lalani Gagnier Communications (646) 342 - 8087 octagon@gagnierfc.com John Ferguson / Joe Mills Saratoga Proxy Consulting LLC (212) 257 - 1311 / (888) 368 - 0379 info@saratogaproxy.com